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                                                                    EXHIBIT 10.4

                       EMPLOYMENT AND CONSULTING AGREEMENT

         This EMPLOYMENT AND CONSULTING AGREEMENT, made as of the 1st day of August, 2003 between H.S. TRASK & CO., a Montana corporation, with its principal place of business located at 685 Old Buffalo Trail, Bozeman, Montana 59715 (the "COMPANY") and HARRISON S. TRASK, residing 101 Sourdough Ridge Road, Bozeman, Montana 59715 (the "EXECUTIVE").

         A. The Company currently employs the Executive as its President and Chief Executive Officer and he is concurrently herewith resigning from such positions, but has agreed to continue his relationship with the Company on the terms and conditions herein.

         B. This Agreement is being entered into pursuant to the Agreement and Plan of Merger among Phoenix Footwear Group, Inc. ("PHOENIX FOOTWEAR"), a Delaware corporation, the Company, and the predecessor entity to the Company, dated as of June 16, 2003 (the "MERGER AGREEMENT") and in satisfaction of the condition precedent in Section 6.2(k) thereon

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

                                    ARTICLE 1
                      EMPLOYMENT AND CONSULTING ENGAGEMENT

         1.1 EMPLOYMENT. The Company hereby continues Executive's employment with the Company and Executive hereby agrees to continue such employment on the terms and conditions herein. During the Employment Term (as defined in Section 3.1), Executive shall provide the Company's executive officers with: (a) advice regarding the operations of the Company; (b) introductions and assistance with relationships (including customers, third party manufacturers, purchasing agents and suppliers) products and markets; (c) assistance in implementing the transition following the Acquisition; and (d) such other duties consistent with the foregoing as the Company's President and Chief Executive Officer may reasonably request from time to time. During the Employment Term, Executive will devote his full business time and attention to performing such duties, however, nothing in this Agreement will prevent Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Executive's duties hereunder. Employee will be entitled to two weeks vacation during the Employment Term.

         1.2 CONSULTANT. Following the expiration of the Employment Term as provided in Section 4.1 below, the Company shall engage the Executive and the Executive agrees to serve as a consultant to the Company on an independent contractor basis, performing such duties as may be reasonably requested from time to time by the Company's President and Chief Executive Officer. During the Consulting Term (as defined in Section 3.2), Executive shall not be asked or expected to devote more than ten (10) hours per month to the Company.

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         1.3      PERFORMANCE OF SERVICES. Executive shall perform his duties and discharge his responsibilities hereunder in a faithful manner and to the best of his ability. Executive shall observe and comply with such rules, regulations and policies as may be reasonably determined from time to time by the Board of Directors of the Company (the "BOARD") in writing, within the scope of his duties as an employee or consultant.

                                    ARTICLE 2
                                  COMPENSATION

         2.1 SALARY. For all of his services under this Agreement as an employee of the Company, Executive shall receive a salary, payable in such regular intervals as shall be determined by the Company, at the annual rate of One Hundred Thousand Dollars ($100,000) (the "SALARY"). All Salary payments and other compensation for services as an employee pursuant to this Agreement shall be subject to the customary withholding of taxes as required by law.

         2.2 CONSULTING PAYMENTS. In exchange for his services as a consultant to the Company pursuant to Section 1.2, Executive shall be paid a consulting fee at the annual rate of Ninety Thousand Dollars ($90,000) (the "CONSULTING FEE"). Payments shall be made in regular equal installments as the Company and Executive may agree, but no less frequently than monthly.

         2.3 REIMBURSEMENT OF EXPENSES. Executive shall be entitled to compensation for expenses reasonably incurred in the performance of services for the Company either as an employee or consultant, provided appropriate documentation is provided to the Company and the expenses are in accordance with the Company's policies for reimbursement of expenses.

         2.4 MEDICAL AND DENTAL INSURANCE. During his period of service as an employee and consultant of the Company, Executive and his spouse, if any, will be able to participate in the medical and dental insurance plans of Phoenix Footwear on the same terms generally applicable to employees of Phoenix Footwear or its subsidiaries. At the end of his service Executive shall be offered, at his sole cost and expense, the opportunity to continue his coverage on the same terms for 18 months thereafter to the extent coverage is not required by the Consolidated Omnibus Reconciliation Act ("COBRA"). The Company shall not be liable to Executive, or his spouse or beneficiaries or other successors, for any amount payable or claimed to be payable under any plan of insurance. Executive shall not be entitled to participate in any other benefits offered by the Company or its parent corporation, Phoenix Footwear, except as otherwise agreed or as may be required by law.

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                                    ARTICLE 3
                              TERM AND TERMINATION

         3.1 EMPLOYMENT TERM. The employment term of this Agreement shall be from the date hereof and continue until December 31, 2003 (the "EMPLOYMENT TERM"), unless terminated prior to such date in accordance with the terms of this Agreement.

         3.2 CONSULTANT TERM. Unless the Employment Term is earlier terminated pursuant to Section 3.3, then on January 1, 2004 and continuing thereafter until December 31, 2005 (subject to earlier termination as provided in Section 3.3) (the "CONSULTING TERM") Executive shall serve as a consultant to the Company, as provided in Section 1.2 above. If the Employment Term is terminated pursuant to Section 3.3, then the Company shall not be obligated to engage Executive as a consultant under this Agreement.

         3.3 TERMINATION. The Employment Term and Consulting Term Agreement shall terminate prior to the expiration of its Employment or Consultant Term upon occurrence of any one or more of the following events:

                  (a) Termination for Cause. The Company may terminate the Employment Term or the Consulting Term (as applicable) for Cause at any time. "CAUSE" shall mean: (i) any material breach of the Executive's obligations under this Agreement (including any manifest failure, refusal, or serious neglect to perform his duties contemplated herein) or under the Non-Competition and Non-Disclosure Agreement of even date herewith among Phoenix Footwear, Phoenix Acquisition and Executive (the "NON-COMPETITION AGREEMENT"), in each case that remains uncured fifteen (15) days of having received written notice thereof;
(ii) fraud, theft, or gross malfeasance on the part of the Executive, including, without limitation, conduct of a felonious or criminal nature, conduct involving moral turpitude, embezzlement, or misappropriation of assets; (iii) the habitual use of drugs or intoxicants to an extent that it impairs the Executive's ability to properly perform his duties; and (iv) violation by the Executive of his fiduciary obligations to the Company, including, without limitation, conduct which is inconsistent with the Executive's position and which results in a material adverse effect (financial or otherwise) on the business or reputation of the Company or its parent corporation or any of the parent corporation's subsidiaries, divisions or affiliates.

                  (b) Death of Executive. The Employment Term and Consulting Term shall immediately terminate upon the death of Executive.

                  (c) Disability of Executive. In the event that Executive becomes "disabled", as defined below, the Company shall have the option to terminate the Employment Term and Consulting Term by giving thirty (30) days advance written notice to Executive. For purposes of this Agreement, the term "DISABLED" or "DISABILITY" shall mean the inability of Executive to perform the essential functions of his regular duties for the Company for a period of one hundred twenty (120) days in any three hundred sixty (360) day period, as determined by an independent medical professional jointly selected by Executive and the Company. For purposes of this

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Agreement, Executive shall first be deemed disabled on the date that is the one hundred twentieth (120th) day of the disability in such three hundred sixty
(360) day period.

                  (d) Termination Without Cause. The Company may terminate the Employment Term or the Consulting Term without Cause at any time on thirty
(30) days written notice to the Executive.

                  (e) Termination By Executive. At any time during the Consulting Term, Executive may terminate this Agreement upon thirty (30) days written notice to the Company.

                  Notwithstanding a termination under Sections 3.2(b), (c) or
(d) of the Employment Term or the Consulting Term (whichever is applicable) (or the failure of the Consulting Term to commence due to the earlier termination of the Employment Term), the Company shall continue to make payments equal to the Salary and Consulting Fees that would have otherwise been due through the end of the Consulting Term at such times as they would have been payable so long as in the event of termination pursuant to Sections 3.1(c) and (d) the Executive continues to observe and abide by the terms of the Non-Competition Agreement. In the event of any breach under the Non-Competition Agreement that remains uncured after fifteen (15) days written notice thereof by the Company to the Executive, the Company may, at its election, either (i) suspend the payments otherwise due hereunder and offset any amounts payable hereunder against any fees and expense that it may incur to enforce the terms of the Non-Competition Agreement and any damages that it may incur as a direct or indirect result of such breach or (ii) terminate and forever be relieved from making such payments. These remedies shall not be considered to be exclusive or liquidated damages.

                                    ARTICLE 4
                                  MISCELLANEOUS

         4.1 ASSIGNMENT PROHIBITED. This Agreement is personal to Executive and he may not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Company. The Company may not assign this Agreement without the written consent of Executive, except in connection with (i) a merger or consolidation of the Company (in which case the merged or consolidated entity shall remain fully liable for its obligations as the Company under this Agreement), or (ii) a transfer of this Agreement to a subsidiary or affiliate, provided that the subsidiary or affiliate continues the primary business of the Company, and further, provided that, in the case of a transfer to a subsidiary or affiliate, the Company shall remain liable for its obligations under this Agreement.

         4.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Non-Competition Agreement, constitutes the entire agreement between the parties hereto concerning the subject matter hereof. No amendments or additions to this agreement shall be binding unless in writing and signed by the party against whom enforcement of such amendment of addition is sought.

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         4.3      PARAGRAPH HEADINGS. The paragraph headings used in this
Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

         4.4 SEVERABILITY. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared at such time, and as so modified, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so modified, the provision shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

         4.5 RELEASE. The Executive on behalf of himself and his successors, heirs, executors, administrators, representatives, affiliates, agents and assigns, fully and unconditionally forever releases and discharges the Company, its parent company and their officers, directors, successors, assigns, affiliates, and subsidiaries (the "Releasees") from any and all claims, demands, manners of action, causes of action, damages, judgments, agreements, demands, debts or liabilities, whatsoever whether known or unknown, suspected or unsuspected, both at law and in equity that he may have against the Releasees for any claims now existing or hereafter arising, except for any claims related to the enforcement of the terms of this Agreement, claims to release to him his portion of the Escrow Fund to the extent provided for under the Merger Agreement, claims related to the Company's failure to observe the requirements of Section 5.10 of the Merger Agreement, or claims against the Company for indemnification or contribution in defense by Executive of claims by a party other than the Company so long as the Company is not precluded from obtaining reimbursement for any such claim under the Company's directors and officers insurance policy due to the 10% stockholder exclusion thereunder.

         4.6 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         4.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid to each party at the address first written above or at such other address as provided in writing.

         4.8 BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties, their heirs, successors and permitted assigns.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             H.S. TRASK & CO.

                                             By: /s/ James Riedman
                                                 -------------------------------
                                             Name: James Riedman
                                             Title: Chairman and CEO

                                             /s/ Harrison Trask
                                             -----------------------------------
                                             Harrison Trask

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